EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: HAMILTON INK PR
NOVEMBER 14, 2008	(415) 381-3484
clara@hamiltoninkpr.com

BANK OF MARIN ELECTS THOMAS M. FOSTER TO
BOARD OF DIRECTORS

Novato, CA – Bank of Marin Bancorp (Nasdaq: BMRC) – Thomas M. Foster, a financial professional with forty years of experience in public accounting, finance and banking, has been elected to serve on the Board of Directors of Bank of Marin and Bank of Marin Bancorp, it was announced by Joel Sklar, M.D., Chairman of the Board.

"Tom's financial and banking expertise will greatly benefit our Board, and we are looking forward to his guidance and contributions toward the continued success of Bank of Marin,” said Russell A. Colombo, President and Chief Executive Officer.

Foster, a resident of Novato, has had a long and distinguished career in business and finance. After obtaining an MBA in 1964 from Stanford University, he joined Arthur Andersen in the firm’s accounting and auditing division and headed the firm’s regional practice in mergers and acquisitions. In 1988 he became an independent financial consultant, advising major banks on restructuring options and strategies to deal with nonperforming assets, ultimately leading to a Vice President, Chief Financial Officer position of a bank. Foster also served as President and Chief Operating Officer of a family-owned business and was a director of a medium size Bay Area bank where he chaired the Audit and Asset/Liability Committees.

On November 8, 2008, James D. Kirsner announced his retirement from the boards effective January 1, 2009.  Mr. Kirsner has served as director of Bank of Marin since 2000 and director of Bank of Marin Bancorp since its incorporation in July 2007.